Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in these Registration Statements on Form N-1A of our report dated February 19, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Reports to Shareholders of Thrivent Series Fund, Inc., which are also incorporated by reference into the Registration Statements. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statements.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 29, 2014